Exhibit 23.2

21 April 2004 Our Ref: RJL/mn/3788 The Directors Net 1 UEPS Technologies Inc. 5th Floor, North Wing President Place Cnr. Jan Smuts Ave & Bolton Road ROSEBANK

FISHER HOFFMAN PKF (JHB) INC.
(REG. NO. 1994/001166/21)
CHARTERED ACCOUNTANTS (SA)
REGISTERED ACCOUNTANTS & AUDITORS

FHS House 15 Girton Road
Parktown 2193 South Africa

Postnet Suite 200
Private Bag X30500 Houghton 2041

Email info@fhpkfjhb.co.za
Website www.fhpkf.co.za
Docex 135, Jhb

Fax (+27 11) 484-1721
Telephone (+27 11) 480-2300

Dear Sirs

INDEPENDENT AUDITORS’ CONSENT

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and the related Proxy Statement/Prospectus of Net 1 Technologies Inc. for the registration of shares of its common stock and special convertible preferred stock.

Yours faithfully

FISHER HOFFMAN PKF (JHB) INC.

Directors: IG Abbott A Berkowitz JM Borowitz G Chaitowitz JA Craner A Cilliers SS Gamsu AJ Hannington WJ Impey PJ Katzenellenbogen FH Kluever RJ Lawson
Practising consultants: Dr RJE Beale RC Hoffman A van den Berg J Ware Consultants: Dr L Konar DL Rose
Fisher Hoffman PKF is a member firm of PKF International Limited. The regional network of independant financial services providers practising under the style of| “Fisher Hoffman PKF” are separate incorporated entities and practise entirely independently of each other in Benoni, Bloemfontein, Cape Town, Durban, Johannesburg, Newlands, Port Elizabeth, Pretoria, Welkom, Botswana, Namibia and Swaziland.